Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Dave Spille Deltek, Inc. 703.885.9423 davespille@deltek.com	Patrick Smith Deltek, Inc. 703.885.9062 patricksmith@deltek.com

DELTEK ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

Earnings Per Share Expected to be $0.05 to $0.06

HERNDON, Va. – April 16, 2009 – Deltek, Inc. (Nasdaq: PROJ), the leading provider of enterprise applications software for project-focused businesses, today announced preliminary financial results for its first quarter ended March 31, 2009.

For the first quarter, Deltek expects to report license revenue of approximately $11 million, compared to guidance of $14 to $15 million.

Maintenance revenue is expected to be approximately $31 million as a result of continued high levels of renewals and low customer attrition. Due to the impact of the BearingPoint bankruptcy and lower training and implementation services and reimbursable expenses, consulting services revenue is expected to be approximately $20 million.

Total revenue for Q1 2009 is expected to be approximately $62 million, compared to guidance of $67 to $68 million.

GAAP EPS is expected to be $0.05 to $0.06 per diluted share, compared to guidance of $0.06 to $0.07 per diluted share. The impact of the BearingPoint bankruptcy had the effect of lowering EPS by approximately $0.01.

Non-GAAP EPS is expected to be $0.12 to $0.13 per diluted share, compared to guidance of $0.13 to $0.14 per diluted share. Q1 non-GAAP EPS results exclude approximately $2.1 million of pre-tax expenses related to stock-based compensation, approximately $1.3 million for the amortization of acquired intangible assets and a restructuring charge of approximately $1.5 million.

In Q1, Deltek expects to report operating cash flow of approximately $17 million and an ending cash balance of approximately $43 million. During Q1, Deltek also reduced its indebtedness by $10.2 million.

“While our Q1 revenues were below our expectations as many of our customers continue to be impacted by the challenging economic environment, our continuing focus on operational improvements and recent cost savings initiatives enabled us to deliver a healthy bottom line and strong cash flow from operations,” said Kevin Parker, president and CEO of Deltek.

“While our architecture and engineering customers continue to be impacted in the short-term by the economic environment, we were able to achieve the same level of sales of our core GCS and Costpoint family of products to government contractor customers as compared to the prior year. Although our customers believe their businesses will continue to be impacted by the economy, they are encouraged by their future prospects and the anticipated impact of the government’s economic stimulus package.”

Conference Call Information

Deltek will host a conference call to discuss final first quarter 2009 results on April 30, 2009 at 5:00 p.m. Eastern Time. To access this call, dial 1-877-381-6419 in North America and 1-706-643-9496 outside North America. No password is required to join the call. The conference call also can be accessed through the Investor Relations section of Deltek’s website (http://investor.deltek.com). Those unable to participate in the live call may hear a replay through May 7, 2009 by dialing 1-800-642-1687 in North America and 1-706-645-9291 outside North America (pass code: 95013771). The replay also will be available through May 7, 2009 on Deltek’s website.

About Deltek

Deltek (NASDAQ: PROJ) is the leading provider of enterprise applications software designed specifically for project-focused businesses. For more than two decades, our software applications have enabled organizations to automate mission-critical business processes around the engagement, execution and delivery of projects. More than 12,000 customers worldwide rely on Deltek to measure business results, optimize performance, streamline operations and win new business. For more information, visit www.deltek.com.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including non-GAAP EPS. Non-GAAP EPS is defined as GAAP net income before the net-of-tax impact of stock-based compensation, retention payments associated with the Company’s 2005 recapitalization, amortization of acquired intangible assets and restructuring charges divided by the weighted average number of diluted shares.

The Company believes that the presentation of these non-GAAP financial measures provides useful information to its investors and lenders because these measures enhance their overall understanding of the Company’s financial performance and the prospects for the future of the Company’s ongoing business operations. The Company believes that by reporting these measures, it provides insight and consistency in its financial reporting and presents a basis for comparison of its business operations between current, past and future periods. In addition, the measures provide a basis for the Company to compare its financial results to those of other comparable publicly traded companies and are used by its management team to plan and forecast its business.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with U.S. GAAP and may be different from non-GAAP financial measures used by other companies.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements that involve substantial risks and uncertainties. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. Our actual results may differ materially from the expectations we describe in our forward-looking statements. Factors or events that could cause our actual results to materially differ may emerge from time to time, and it is not possible for us to accurately predict all of them. Before you invest in our common stock, you should be aware that the occurrence of any such event or of any of the additional events described as risk factors in the Company’s filings with the Securities and Exchange Commission could have a material adverse effect on our business, results of operation and financial position. Any forward-looking statement made by us in this press release or related conference call speaks only as of the date on which we make it. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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